Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
Director, Business Development & Finance	Senior Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
415.506.6777	415.506.6701

For Immediate Release:

BioMarin Announces First Quarter 2006 Financial Results

2006 Naglazyme Sales Guidance Increased and 2006 Net Loss Guidance Improved

Conference Call and Webcast to be Held Today at 5:00 p.m. EDT (23:00 CEST)

Novato, Calif, May 3, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its first quarter ended March 31, 2006. The net loss was $9.8 million ($0.13 per share) for the first quarter of 2006, compared to $22.5 million ($0.35 per share) for the first quarter of 2005. Total stock compensation costs during the first quarter of 2006 were $2.1 million, of which $1.7 million ($0.02 per share) was included in the net loss and $0.4 million was capitalized into inventory.

“I am pleased with what we have accomplished in the first quarter of the year, especially the progress we have made with the commercial launch of Naglazyme,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “In the coming months, we look forward to initiating a Phase 2 clinical trial of 6R-BH4 for poorly controlled hypertension, a product opportunity that, if proven to be safe and effective, could provide BioMarin the opportunity to address an unmet medical need faced by a significant number of adults.”

Net sales of Naglazyme™ (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), for the first quarter of 2006 were $7.0 million. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) on May 31, 2005, and by the European Commission in late January 2006. BioMarin is currently commercializing Naglazyme in the United States and Europe.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC were $21.3 million for the first quarter of 2006, compared to $15.9 million for the same period of 2005, representing an increase of 34 percent. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $3.8 million for the first quarter of 2006, compared to $2.1 million for the first quarter of 2005.

Net sales of Orapred® (prednisolone sodium phosphate oral solution), including the branded and authorized generic products, were $2.0 million for the first quarter of 2006, compared to $5.0 million for the first quarter of 2005. Royalties and license revenues for the first quarter of 2006 were $0.3 million and includes the amortization of the $2.5 million up-front license payment received from Alliant Pharmaceuticals, pursuant to the licensing and acquisition agreement entered into on March 15, 2006, and royalties on subsequent sales of Orapred. In accordance with the agreement, BioMarin will receive milestone payments primarily based on approval and launch of Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets) and royalties on sales from the Orapred product line.

As of March 31, 2006, BioMarin had cash, cash equivalents and short-term investments of approximately $347.7 million.

2006 Projected Net Product Sales

BioMarin has revised its previously estimated sales of Naglazyme for the fiscal year ending December 31, 2006 to be in a range of $31 million to $34 million, increased from a previously estimated range of $28 million to $32 million.

BioMarin and Genzyme Corporation reconfirm estimated sales of Aldurazyme through the joint venture for 2006 to be in a range of $90 million to $100 million.

2006 Projected Net Loss

BioMarin has lowered its estimated GAAP net loss for the fiscal year ending December 31, 2006 from a range of $49 million to $52 million to a range of $42 million to $45 million, which includes $8.7 million of expenses related to the 2004 acquisition of Orapred and $7.5 million of expenses related to stock option compensation. This guidance also reflects $14 million in milestone revenue, which is contingent upon the anticipated approval and launch of Orapred ODT in 2006.

Recent Events and First Quarter 2006 Highlights

•	On January 10, 2006, BioMarin announced that it had established operations for BioMarin Europe Ltd., positioning the company to launch Naglazyme in the European Union and to partner with companies looking to bring other products for rare diseases to the European marketplace.

•	On March 15, 2006, BioMarin and Serono (virt-x: SEO and NYSE: SRA) announced positive results from a Phase 3 clinical study of Phenoptin™ (sapropterin dihydrochloride) for the treatment of phenylketonuria (PKU). All primary and secondary endpoints of the study were met. Phenoptin was well tolerated and the type and incidence of adverse events was similar in the Phenoptin and placebo groups. Phenoptin has been designated an orphan drug in the United States and Europe and Fast Track status in the United States.

•	On March 15, 2006, BioMarin and Alliant Pharmaceuticals announced the formation of a licensing and acquisition agreement pertaining to exclusive North American rights to the Orapred product line. Pursuant to the agreement, Alliant will pay BioMarin a total of $18 million in milestone payments, contingent primarily on the approval and launch of Orapred ODT in the United States, and royalties on net product sales of the Orapred product line.

•	On March 30, 2006, BioMarin announced the closing of a $295 million concurrent public offering of common stock and senior convertible notes.

•	On April 17, 2006, BioMarin extinguished its $19.9 million facility and equipment loan with Comerica Bank, using proceeds from its March public offering.

•	On April 18, 2006, BioMarin completed the purchase of its manufacturing facility located at 46 Galli Drive, Novato, California, for a purchase price of $17.0 million. Because of the amount raised in its March public offering and the proposed terms of loans for the facility, BioMarin elected to pay cash for the purchase.

•	On April 20, 2006, the last patient was enrolled in the 22-week Phase 3 extension study of Phenoptin for PKU.

Upcoming Company Milestones

BioMarin expects to continue to advance its clinical-stage product candidates in the coming months. The following is a list of the company’s projected near-term milestones:

•	initiate a Phase 2 clinical study of 6R-BH4 in poorly controlled hypertension in the second quarter of 2006 and a Phase 2 clinical study of 6R-BH4 in peripheral arterial disease and/or erectile dysfunction in the fourth quarter of 2006;

•	announce the outcome of the FDA’s review of the New Drug Application for Orapred ODT for the treatment of inflammatory conditions as, pursuant to the Prescription Drug User Fee Act (PDUFA), the FDA is required to take action by June 1, 2006;

•	present results from the Phase 3 clinical study of Phenoptin for PKU at genetic conferences being held in the fall, including: The 10th International Congress on Inborn Errors of Metabolism (ICIEM), being held in Chiba, Japan, September 12 to 16, and an associated meeting entitled, “Tetrahydrobiopterin and Alternative Treatments for Phenylketonuria, Cardiovascular Diseases and Diabetes,” being held September 10-11 in Sendai, Japan; a workshop at the 2006 Annual Meeting of the American Society of Human Genetics (ASHG) being held in New Orleans, Louisiana, October 10 to 14; and

•	support two physician-sponsored clinical studies of 6R-BH4, one in pulmonary arterial hypertension and the other in endothelial dysfunction in patients with coronary artery disease, both targeted to begin in the second half of 2006.

Conference Call and Webcast Scheduled for Today, May 3 at 5:00 p.m. EDT

BioMarin will host a conference call and webcast to discuss first quarter 2006 financial results on Wednesday, May 3, at 5:00 p.m. EDT (23:00 CEST). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: May 3, 2006

Time: 5:00 p.m. EDT (23:00 CEST)

U.S. & Canada Toll-free Dial in #: 800.798.2801

International Dial in #: 617.614.6205

Participant Code: 40714117

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 28412863

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Additionally, BioMarin has rights to receive payments and royalties related to Orapred®. (prednisolone sodium phosphate oral solution) Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU).

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of BioMarin as a whole; the continued partial funding of the Phenoptin program by Serono; the timing of BioMarin’s clinical trials of Phenoptin and 6R-BH4; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Orapred, Phenoptin and 6R-BH4; and actions by regulatory authorities, including actions related to Naglazyme, Orapred and Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in continuing commercialization of Naglazyme; BioMarin’s joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme and Naglazyme; actual sales of Aldurazyme, Naglazyme and Orapred; actions by Serono as permitted under BioMarin’s license to it; the effect of the recent requirement to expense stock-based compensation; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” BioMarin’s 2005 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

BioMarin Pharmaceutical Inc. and Subsidiaries

Net Product Sales

For the Three Months Ended March 31, 2005 and 2006

(In thousands, unaudited)

	Three Months Ended March 31,
	2005	2006
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$15,874	$21,332
Naglazyme	—	7,022
Orapred	4,989	1,957

(1)	The company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended, March 31, 2005 and 2006

(In thousands, except for per share data, unaudited)

	Three Months Ended March 31,
	2005	2006
Net product sales	$4,989	$8,979
Collaborative agreement revenues	—	4,514
Royalty and license revenues	—	319

Total revenues	4,989	13,812

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	660	1,722
Research and development	14,992	12,279
Selling, general and administrative	10,567	10,896
Amortization of acquired intangible assets	286	373

Total operating expenses	26,505	25,270
Equity in the income of BioMarin/Genzyme LLC	2,076	3,800

Loss from operations	(19,440)	(7,658)
Interest income	241	699
Interest expense	(3,259)	(2,821)

Net loss	$(22,458)	$(9,780)

Net loss per share, basic and diluted	$(0.35)	$(0.13)

Weighted average common shares outstanding, basic and diluted	64,511	74,963

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2005 (1)	March 31, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,092	$341,689
Short-term investments	9,700	6,000
Accounts receivable, net	5,860	7,493
Advances to BioMarin/Genzyme LLC	1,071	653
Inventory	10,898	18,137
Other current assets	3,320	4,787

Total current assets	68,941	378,759
Cash balances related to long-term debt	17,049	—
Investment in BioMarin/Genzyme LLC	31,983	27,783
Property and equipment, net	37,321	36,251
Acquired intangible assets, net	15,306	14,934
Goodwill	21,262	21,262
Other assets	3,441	9,240

Total assets	$195,303	$488,229

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$20,934	$19,946
Current portion of acquisition obligation, net of discount	7,477	7,104
Current portion of deferred revenue	8,096	9,893
Current portion of equipment and facility loans	3,860	19,944

Total current liabilities	40,367	56,887
Convertible debt	125,000	297,500
Long-term portion of acquisition obligation, net of discount	70,873	70,336
Deferred revenue, net of current portion	11,825	9,908
Equipment and facility loan, net of current portion	17,049	—
Other long-term liabilities	7,651	7,593

Total liabilities	272,765	442,224

Stockholders’ equity (deficit):
Common stock, $0.001 par value: 150,000,000 shares authorized; 74,301,610 and 85,171,044 shares issued and outstanding at December 31, 2005 and March 31, 2006, respectively	75	85
Additional paid-in capital	485,570	618,806
Accumulated other comprehensive loss	(16)	(15)
Accumulated deficit	(563,091)	(572,871)

Total stockholders’ equity (deficit)	(77,462)	46,005

Total liabilities and stockholders’ equity (deficit)	$195,303	$488,229

(1)	December 31, 2005 balances were derived from the audited consolidated financial statements.

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